Exhibit 10.1

MASTER TRANSACTION AGREEMENT

By and among

SOHU.COM INC.,

SOHU.COM LIMITED,

BEIJING SOHU INTERNET INFORMATION SERVICE CO., LTD.

BEIJING SOHU NEW ERA INFORMATION TECHNOLOGY CO., LTD., AND

BEIJING SOHU NEW MEDIA INFORMATION TECHNOLOGY CO., LTD.

And

CHANGYOU.COM LIMITED,

CHANGYOU.COM HK LIMITED,

BEIJING CHANGYOU GAMESPACE SOFTWARE TECHNOLOGY CO., LTD., AND

BEIJING GUANYOU GAMESPACE DIGITAL TECHNOLOGY CO., LTD.

NOVEMBER 29, 2011

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Amended and Restated Non-Competition Agreement
Exhibit B	Sohu Limited/Changyou HK Share Purchase Agreement
Exhibit C	Sohu Internet/Gamespace VIE Domain Name Assignment Agreement
Exhibit D	Sohu New Era/Gamespace VIE Business Contract Assignment Agreement
Exhibit E	Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement
Exhibit F	Sohu Internet/Gamespace VIE Copyright Assignment Agreement
Exhibit G	Sohu New Media/Gamespace Asset Reorganization Agreement
Exhibit H	Form of Non-Competition and Non-Solicitation Agreement for All Employees
Exhibit I	Form of PRC Legal Opinion

SCHEDULES

Schedule 1

Schedule 2.01(a)(i)

Schedule 2.01(a)(ii)

Schedule 2.01(a)(iii)

Schedule 2.01(a)(iv)

Schedule 2.02(c)

Schedule 2.02(i)

Schedule 6.13(b)

Schedule 6.14

Disclosure Schedules

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement (this “Agreement”), dated as of November 29, 2011, is entered into by and among, on the one hand, Sohu.com Inc., a Delaware corporation (“Sohu”), Sohu.com Limited, a company established and existing under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of Sohu (“Sohu Limited”), Beijing Sohu Internet Information Service Co., Ltd., a company organized and existing under the Laws of the PRC and a variable interest entity indirectly controlled by Sohu (“Sohu Internet”), Beijing Sohu New Era Information Technology Co., Ltd., a company organized and existing under the Laws of the PRC and an indirect wholly-owned subsidiary of Sohu (“Sohu New Era”), Beijing Sohu New Media Information Technology Co., Ltd., a company organized and existing under the Laws of the PRC and an indirect wholly-owned subsidiary of Sohu (“Sohu New Media” and together with each of Sohu, Sohu Limited, Sohu Internet and Sohu New Era, each a “Seller” and collectively, the “Sellers”), and, on the other hand, Changyou.com Limited, a company established and existing under the Laws of the Cayman Islands and an indirect majority-owned subsidiary of Sohu (“Changyou”), Changyou.com HK Limited, a company established and existing under the Laws of Hong Kong Special Administrative Region (“Changyou HK”), Beijing Changyou Gamespace Software Technology Co., Ltd., a limited liability company organized and existing under the Laws of the PRC and an indirect wholly-owned subsidiary of Changyou (“Gamespace”), Beijing Guanyou Gamespace Digital Technology Co., Ltd., a limited liability company organized and existing under the Laws of the PRC and a variable interest entity of Gamespace (the “Gamespace VIE”), and together with each of Changyou, Changyou HK, and Gamespace, each a “Buyer” and collectively, the “Buyers”).

RECITALS

WHEREAS, the Sellers are the operators of the websites www.17173.com and www.37wanwan.com (collectively, the “Websites”), each an online game portal in China, and are engaged in the 17173 Business (as defined below); and

WHEREAS, the Sellers wish to sell, and the Buyers wish to purchase, the 17173 Business at the Closing, all upon the terms and subject to the conditions set forth in this Agreement, pursuant to this Agreement and the following steps:

(i) Sohu Limited shall sell and assign to Changyou HK, and Changyou HK shall purchase from Sohu Limited, 100% of the Equity Securities of Kylie Enterprises Limited, a company established and existing under the Laws of the British Virgin Islands and a direct wholly-owned subsidiary of Sohu Limited (“Kylie”), pursuant to the Sohu Limited/Changyou HK Share Purchase Agreement,

(ii) Sohu Internet shall sell and assign to Gamespace VIE, and Gamespace VIE shall purchase and assume from Sohu Internet, certain domain names of the 17173 Business and all rights and obligations thereto pursuant to the Sohu Internet/Gamespace VIE Domain Name Assignment Agreement,

(iii) Sohu Internet shall sell and assign to Gamespace VIE, and Gamespace VIE shall purchase and assume from Sohu Internet, certain registered copyrights of the 17173 Business and all rights and obligations thereto pursuant to the Sohu Internet/Gamespace VIE Copyright Assignment Agreement,

(iv) Sohu New Era shall sell and assign to Gamespace VIE, and Gamespace VIE shall purchase and assume from Sohu New Era, certain specified assets and liabilities of the 17173 Business pursuant to the Sohu New Era/Gamespace VIE Business Contracts Assignment Agreement,

(v) Sohu New Era shall sell and assign to Gamespace VIE, and Gamespace VIE shall purchase and assume from Sohu New Era, certain registered trademarks of the 17173 Business and all rights and obligations thereto, and Sohu New Era shall grant Gramespace VIE an exclusive, perpetual, and irrevocable license under such trademarks for the period until the transfer of such trademarks becomes effective pursuant to the Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement,

(vi) Sohu New Media shall sell and assign to Gamespace, and Gamespace shall purchase and assume from Sohu New Media, certain specified assets and liabilities of the 17173 Business pursuant to the Sohu New Media/Gamespace Asset Reorganization Agreement, and

(vii) Sohu and Changyou shall enter into the Amended and Restated Non-Competition Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“17173 Business” means the online game information portal, web-based game platform, software applications development and distribution, and other game-related services conducted or engaged in by the Seller Group in connection with or through the Websites currently and as of the Closing Date, consisting of, among other things, (i) links to the games of online game companies that are customers of the Websites, with the Sellers being compensated by such customers according to the revenues that such customers earn from game players who reach the customers’ games using click-throughs from the Websites and (ii) advertising services provided by the Sellers to advertisers on the Websites.

“Accounts Receivable” means all accounts or notes receivable with respect to the 17173 Business, and any security, claim, remedy or other right related to any of the foregoing.

“Action” means any charge, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, however, the Sellers and the other Seller Group Companies will not be deemed to be Affiliates of the Buyers, and the Buyers and the other Buyer Group Companies will not be deemed to be Affiliates of the Sellers.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Amended and Restated Non-Competition Agreement” means the Amended and Restated Non-Competition Agreement by and between Sohu and Changyou, to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit A.

“Arbitration Rules” has the meaning set forth in Section 10.10(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(a)(iii).

“Assigned Insurance Policies” has the meaning set form in Section 2.01(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Books and Records” means, all originals, or where not available, copies (whether in an electronic form or otherwise), of all books and records primarily related to or maintained primarily for the 17173 Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, user database, server records, distribution lists, supplier lists, production data, quality control records and procedures, customer/user complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), employment records, personnel and payroll records, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys and plans, market search, user reviews and feedback, market studies, reports and summaries, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Cayman Islands, the PRC, Hong Kong Special Administrative Region, or the United States of America are authorized or required by Law to be closed for business.

“Buyer” and “Buyers” has the meaning set forth in the preamble.

“Buyer Deductible Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Closing Certificates” has the meaning set forth in Section 7.02(g).

“Buyer Group” means collectively, the Buyers and their direct and indirect Subsidiaries.

“Buyer Group Company” means a member of the Buyer Group.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Changyou” has the meaning set forth in the preamble.

“Changyou HK” has the meaning set forth in the preamble.

“Circular 698” means the Notice of the State Administration of Taxation on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, Guoshuihan [2009] No. 698.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employment Dispatch Agencies” means Fuzhou Straight Human Talent Services Ltd. (福州海峡人才服务有限公司), Fuzhou Heng Zhong Human Resources Management Limited (福州恒众人力资源管理有限公司), Guang Dong Nan You External Services Limited (广东南油对外服务有限公司) and other employment dispatch agencies which dispatch their employees to work at any of the Seller Group Companies prior to the Closing, or any applicable Buyer Group Company on or after the Closing, in each case as contract employees thereof in relation to the 17173 Business.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, rights of third parties, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Securities” of any Person means (a) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (c) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Force Majeure” means an act of God, strike, lockout, war (declared or undeclared), blockade, disturbance, lightning, fire, earthquake, storm, flood, explosion, and any other cause which is beyond the reasonable control of the Person affected.

“GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States, as amended from time to time.

“Gamespace” has the meaning set forth in the preamble.

“Gamespace VIE” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, decision, judgment, injunction, decree, stipulation, determination or award or other findings entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Cap” has the meaning set forth in Section 8.04(a).

“Intellectual Property” means any and all (i) registered and unregistered trademarks, trade names, service marks, and domain names, and goodwill associated therewith; (ii) registered and unregistered original works of authorship and related copyrights (including copyrights in software); (iii) trade secrets, know-how, other proprietary information, including manufacturing and production processes and techniques, research and development information, drawings, specifications, blueprints, models, data, plans, proposals, financial, marketing and business information, pricing and cost information and customer and supplier lists and information; (iv) designs and inventions and related patents; (v) similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, (vi) all applications, registrations, renewals, issues, reissues, divisions, extensions and continuations in connection with any of the foregoing; (vii) copies and tangible embodiments of all of the foregoing, in whatever form or medium; and (viii) all rights to sue or recover and retain damages, costs and attorney’s fees for past, present and future infringement or other violation of any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Sellers and used in or necessary for the conduct of the 17173 Business as conducted by the Sellers currently and as of the Closing Date.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including without limitation the Sellers’ Affiliates, grant any of the Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the 17173 Business as conducted by the Sellers currently and as of the Closing Date,

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” means all inventory related to the 17173 Business, including without limitation, any prepaid game cards, work in progress, samples, wrapping, supply and packaged items, finished products, and any materials to be used or consumed for delivering services or goods.

“Key Employees” means all employees of the Seller Group as listed on Schedule 1 attached hereto.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any executive officer of Sohu and Jie (Joyce) Zhang, the general manager of the 17173 Business, and the knowledge which should have been acquired by such executive officer or by Ms. Zhang after making reasonable inquiry and exercising such due diligence as a prudent business person would ordinarily exercise.

“Kylie” has the meaning set forth in the recitals.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, official interpretations, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Leases” has the meaning set forth in Section 4.09(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, settlement, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, properties, results of operations, condition (financial or otherwise), prospects, liabilities, employees or assets of the 17173 Business taken as a whole, (b) the value of the Purchased Assets, (c) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis, or (d) the validity or enforceability of any Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any economic slow-down or downturn in the PRC or other material adverse changes to the conditions in the industry sector of the 17173 Business, in each case other than those which have disproportional impact on the Sellers as compared with the other companies of similar size and in similar industry sector; (ii) any change, effect or circumstance resulting from an action expressly required under this Agreement; or (iii) conditions caused by acts of terrorism or war (whether or not declared)(iv) any adverse changes in Laws following the date hereof; or (v) any changes in GAAP following the date hereof.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, authorizations, waivers, grants, license, exemption, declaration or filing with, or report or notice to, variances and similar rights obtained, or required to be obtained from, Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.07.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Principal Tribunal” has the meaning set forth in Section 10.10(c).

“PRC” means the People’s Republic of China, excluding Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region.

“Pre-Closing Tax Period” means any taxable period ending on or before December 31, 2011 and, with respect to any taxable period beginning on or prior to and ending after December 31, 2011, the portion of such taxable period ending on and including December 31, 2011.

“Purchase Price” has the meaning set forth in Section 2.05(a) .

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Renminbi or RMB” means the lawful currency of the PRC.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SAFE Rules and Regulations” means the rules and regulations promulgated by the State Administration of Foreign Exchange of the PRC, and/or its provincial counterparts.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Deductible Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Closing Certificate” has the meaning set forth in Section 7.01(i).

“Seller Group” means collectively, the Sellers and their direct and indirect Subsidiaries, other than the Buyer Group.

“Seller Group Company” means a member of the Seller Group.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Sohu” has the meaning set forth in the preamble.

“Sohu Limited” has the meaning set forth in the preamble.

“Sohu Limited/Changyou HK Share Purchase Agreement” means the Share Purchase Agreement by and between Sohu Limited and Changyou HK in the form attached hereto as Exhibit B.

“Sohu Internet” has the meaning set forth in the preamble.

“Sohu Internet/Gamespace VIE Copyright Assignment Agreement” means the Copyright Assignment Agreement by and between Sohu Internet and Gamespace VIE, substantially in the form attached hereto as Exhibit F.

“Sohu Internet/Gamespace VIE Domain Name Assignment Agreement” means the Domain Name Assignment Agreement by and between Sohu Internet and Gamespace VIE, to be executed and delivered on or prior to the Closing in the form attached hereto as Exhibit C.

“Sohu New Era” has the meaning set forth in the preamble.

“Sohu New Era/Gamespace VIE Business Contracts Assignment Agreement” means the Business Contracts Assignment and Assumption Agreement by and between Sohu New Era and Gamespace VIE, substantially in the form attached hereto as Exhibit D.

“Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement” means the Registered Trademark Assignment Agreement by and between Sohu New Era and Gamespace VIE, substantially in the form attached hereto as Exhibit E.

“Sohu New Media” has the meaning set forth in the preamble.

“Sohu New Media/Gamespace Asset Reorganization Agreement” means the Asset Reorganization Agreement by and between Sohu New Media and Gamespace, to be executed and delivered on or prior to the Closing in the form attached hereto as Exhibit G.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. For the avoidance of doubt, a variable interest entity of any given Person shall be deemed to be a Subsidiary of such Person.

“Tangible Personal Property” means all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, servers, telephones, motor vehicles and transportation equipment, all computer hardware and information services systems, and other tangible personal property related to the 17173 Business.

“Taxes” means (i) all country, federal, provincial, state, local and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any liability or obligation imposed on a successor or transferee, by contract or otherwise, with respect to any items described in clause (i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Amended and Restated Non-Competition Agreement, the Sohu Limited/Changyou HK Share Purchase Agreement, the Sohu Internet/Gamespace VIE Domain Name Assignment Agreement, the Sohu Internet/Gamespace VIE Copyright Assignment Agreement, the Sohu New Era/Gamespace VIE Business Contracts Assignment Agreement, the Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement, the Sohu New Media/Gamespace Asset Reorganization Agreement, and the other agreements, instruments and documents required to be delivered simultaneously with the execution of this Agreement or at the Closing, as the case may be.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Websites” has the meaning set forth in the recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the 17173 Business.

(a) Subject to the terms and conditions of this Agreement, at the Closing, each of Sohu New Media, Sohu New Era and Sohu Internet shall sell, assign, transfer, convey and deliver to Changyou, Gamespace and Gamespace VIE, and Changyou, Gamespace, and Gamespace VIE shall purchase from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the 17173 Business (such assets, properties and rights, collectively with the Kylie Share, the “Purchased Assets”), including, without limitation, the following:

(i) (A) all Inventory, (B) all Tangible Personal Property, (C) all Leased Real Property (as defined below) and (D) all Books and Records, including, without limitation, those set forth on Schedule 2.01(a)(i) attached hereto;

(ii) (A) all Intellectual Property Assets, including, without limitation, those set forth on Schedule 2.01(a)(ii) attached hereto, other than those Intellectual Property Assets that are also used by the Sellers or other Seller Group Companies for the conduct of business outside of the 17173 Business as of the Closing Date (such Intellectual Property Assets, the “Excluded IP Assets”), (B) all rights to any Actions of any nature available to or being pursued by any of the Seller Group Companies to the extent (and limited to the extent that) related to the 17173 Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including without limitation, all rights, claims and benefits of the Sellers in, to or under any express or implied warranties, representations and guarantees made by or from third parties relating to the 17173 Business or the Purchased Assets, and (C) all of the rights of the Seller Group Companies under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets;

(iii) all Contracts, including Intellectual Property Licenses, set forth on Schedule 2.01(a)(iii) attached hereto (the “Assigned Contracts”);

(iv) the insurance policies insuring the Purchased Assets set forth on Schedule 2.01(a)(iv) attached hereto (the “Assigned Insurance Policies”);

(v) all goodwill and the going concern value of the 17173 Business; and

(vi) all rights of the Sellers under 17173.com Stock Purchase Agreement dated November 14, 2003 by and among Sohu.com Limited and NetDragon Websoft, Inc. (the “17173 SPA”) and other agreements entered into in relation thereto, including without limitation, the right of first refusal as set forth in Section 7.7 of the 17173 SPA.

(b) Subject to the terms and conditions of this Agreement, at the Closing, Sohu Limited shall sell, assign, transfer, convey and deliver to Changyou HK, and Changyou HK shall purchase from Sohu Limited, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sohu Limited’s right, title and interest in and to 100% of the Equity Securities of Kylie.

Section 2.02. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets, which otherwise relate to, or are used or held for use in connection with, the 17173 Business (collectively, the “Excluded Assets”):

(a) any right, title and interest held by any Seller Group Company in and to the Equity Securities of any Person other than Kylie;

(b) all of the Sellers’ bank accounts, and all cash, cash equivalents, bank deposits or similar cash items of the Seller Group Companies;

(c) all Contracts as set forth in Schedule 2.02(c) attached hereto that will not be assigned to the Buyer Group (the “Excluded Contracts”);

(d) all Accounts Receivable of the Sellers arising with respect to goods or services provided during periods on or prior to December 31, 2011;

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records solely in respect of the corporate organization of any of the Seller Group Companies, provided that if any of the foregoing records relates to the 17173 Business, a copy of such records shall be provided to the Buyer Group at the Closing;

(f) all intercompany receivables or rights to intercompany payments;

(g) all insurance policies or benefits as set forth in Schedule 2.02(g) attached hereto that will not be assigned to the Buyer Group;

(h) all Permits which are held by any of the Sellers and required for the conduct of the 17173 Business as conducted by the Sellers or for the ownership and use of the Purchased Assets prior to the Closing and which are not legally transferrable to the Buyers under PRC law;

(i) the assets, properties and rights specifically set forth on Schedule 2.02(i); and

(j) the rights which accrue or will accrue to the Sellers under the Transaction Documents.

Section 2.03. Assumed Liabilities.

(a) Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers shall assign, and the Buyer Group shall assume and agrees to pay, perform and discharge the following Liabilities of the Sellers, which arise out of the conduct of the 17173 Business by the Sellers or are related to the Purchased Assets (the “Assumed Liabilities”):

(i) all Liabilities under the Assigned Contracts which are assigned to the Buyers incurred after December 31, 2011, other than Liabilities arising under or relating to events or conditions prior to or on December 31, 2011; provided however, if any Consent with respect to the assignment of any Assigned Contract has not been obtained on or prior to the Closing Date and the applicable Seller and the applicable Buyer have entered into an arrangement pursuant to clause (ii) or (iii) of Section 2.07(b) hereof, the Buyer Group shall assume and be responsible for the payment, performance and discharge all Liabilities under such Assigned Contract incurred after December 31, 2011, other than Liabilities arising under or relating to events or conditions on or prior to December 31, 2011; and

(ii) all Liabilities of Kylie (subject to the Buyers’ rights to indemnification under ARTICLE VIII).

(b) For the avoidance of doubt, subject to the Buyers’ rights to indemnification under ARTICLE VIII, the Buyers shall bear all the Liabilities arising from the ownership or use of the Purchased Assets or the operation of the 17173 Business following December 31, 2011 (including without limitation, all Liabilities arising out of the employment by the Buyer Group of the Personnel following December 31, 2011), except for any Liabilities arising out of events or conditions occurring on or prior to December 31, 2011 that are not Assumed Liabilities. In addition, during the period from the Closing through December 31, 2011 the Buyers shall comply with, and provide the services contemplated by, the Assigned Contracts which are assigned to the Buyers at the Closing and shall bear any Liabilities arising from the ownership or use of the Purchased Assets or the operation of the 17173 Business during the period from the Closing through (and after) December 31, 2011, (i) resulting from the Buyer’s failure to comply with or provide the services contemplated by any such Assigned Contracts, non-compliance with any applicable Laws or Governmental Order, gross negligence, bad faith, or willful misconduct, in each case, during such period, on the part of any of the Buyer Group Companies or (ii) due to Force Majeure.

Section 2.04. Excluded Liabilities. The Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their Affiliates (other than the Buyer Group) of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Sellers shall, and shall cause each of their Affiliates (other than the Buyer Group) to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of the Seller Group arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liabilities for (i) Taxes of or imposed on the Sellers (or any stockholder or Affiliate of the Sellers) (other than the Buyer Group), (ii) Taxes relating to the 17173 Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; or (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller pursuant to Section 6.11;

(c) any Liabilities relating to any present or former employee, agent or independent contractor of the Seller Group Companies, whether or not such relevant employees, agents or independent contractors are hired by the Buyer Group, to the extent such Liabilities relate to the matters or events prior to December 31, 2011, including, without limitation, any Liabilities associated with any claims for wages or other benefits, accrued vacation, any unpaid Social Insurance, workers’ compensation, severance, retention, termination or other payments, and all Liabilities in connection with the termination of the employment of any present or former employee, agent or independent contractors of the Seller Group Companies, whether through the Employment Dispatch Agency or not; except for the Severance Credit Liabilities as described in Section 6.04(b) hereof, which Liabilities shall be assumed, performed and discharged by applicable Buyer Group Companies;

(d) any Liabilities under the Excluded Contracts;

(e) any Liabilities relating to or arising out of the Excluded Assets;

(f) all payables of the Seller Group arising under the Assigned Contracts with respect to periods on or prior to December 31, 2011;

(g) except as otherwise provided in Section 2.03, any Liabilities arising from the ownership and use of the Purchased Assets or the operation of the 17173 Business (including without limitation, those arising under the Assigned Contracts) on or prior to December 31, 2011 (whether or not claims are made on or before or after December 31, 2011), including without limitation, any Liabilities owed to any Governmental Authorities, any Liabilities relating to intellectual property infringement, any Liabilities arising out of or resulting from the Seller Group’s compliance or non-compliance with any applicable Laws or Governmental Order, any Liabilities arising out of Actions pending as of December 31, 2011 or commenced after December 31, 2011 and arising out of or relating to any condition existing or event happening on or prior to December 31, 2011; and

(h) any Liabilities of the Seller Group associated with the current or former shareholders of the Seller Group in their capacity as shareholders, and any obligations of the Seller Group to indemnify, reimburse or advance amounts to any Representatives of the Seller Group in their capacity as Representatives.

Section 2.05. Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be US$162,500,000 (equivalent to RMB 1,032,687,500), consisting of (i) US$20,000,000 (equivalent to RMB 127,100,000) payable in US dollar by Changyou HK to Sohu Limited in accordance with the Sohu Limited/Changyou HK Share Purchase Agreement, (ii) RMB 864,782,045 (equivalent to US$136,079,000) payable in RMB by Gamespace to Sohu New Media in accordance with Sohu New Media/Gamespace Asset Reorganization Agreement, (iii) RMB 2,135,280 (equivalent to US$336,000) payable in RMB by Gamespace VIE to Sohu Internet in accordance with the Sohu Internet/Gamespace VIE Copyright Assignment Agreement, (iv) RMB 32,003,780 (equivalent to US$5,036,000) payable in RMB by Gamespace VIE to Sohu New Era in accordance with the Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement, and (v) RMB 6,666,395 (equivalent to US$1,049,000) payable in RMB by Gamespace VIE to Sohu Internet in accordance with the Sohu Internet/Gamespace VIE Domain Name Assignment Agreement (the purchase price as set forth in clauses (i) through (v) collectively, the “Purchase Price”), plus the assumption by the Buyers of the Assumed Liabilities.

(b) Within three Business Days following the execution of this Agreement, the Buyers shall pay 20% of the Purchase Price in accordance with the Transaction Documents as set forth in clauses (i) through (v) of Section 2.05(a) (such amount, the “Deposit”) to the applicable Sellers as a deposit by wire transfer of immediately available funds in US$ or RMB, as the case may be, to an account designated in writing by the Sellers to the Buyers on or prior to date hereof. The Deposit shall be applied as follows: (a) if the Closing shall occur, the Deposit shall be applied toward payment of the Purchase Price in accordance with the Transaction Documents as set forth in clauses (i) through (v) of Section 2.05(a); or (b) if this Agreement is terminated pursuant to Article IX, as soon as practicable following such termination, (1) the Sellers shall refund the Deposit to the applicable Buyer which has paid such Deposit, by wire transfer of immediately available funds in RMB or US$, as the case may be, to an account designated in writing by the Buyers to the Sellers, and (2) simultaneously, the parties shall terminate (and take any other actions necessary to rescind any transactions consummated pursuant to) the other Transaction Documents that were executed on the date hereof and unwind the transactions contemplated under any of the Transaction Documents which have been closed. If the Closing shall occur, the Purchase Price less the Deposit (such amount, the “Closing Payment”) shall be paid on the Closing Date, (A) by wire transfer of immediately available funds in RMB to an account designated in writing by each of the Sellers (except for Sohu Limited) to the Buyers no later than two (2) Business Days prior to the Closing Date in accordance with the Transaction Documents as set forth in clauses (ii) through (v) of Section 2.05(a), and (B) by Changyou HK’s issuance and delivery of a promissory note in the principal amount of US$16,000,000 to Sohu Limited in accordance with the Sohu Limited/Changyou HK Share Purchase Agreement. Changyou shall pay, or cause the other Buyers to pay, for the Purchase Price pursuant to the Transaction Documents as set forth in clauses (i) through (v) of Section 2.05(a), and the Buyers agree to be jointly and severally liable for the entire amount of the Purchase Price. For the avoidance of doubt, the conversion rate between US$ and RMB under this Agreement shall be 6.355:1.

Section 2.06. Allocation of Purchase Price. The Sellers and the Buyers hereby acknowledge and confirm that the Purchase Price and the Assumed Liabilities (plus other relevant items) contemplated by Sections 2.01 and 2.03 have been allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A copy of the Allocation Schedule has been prepared by the Buyers and delivered to the Sellers, prior to the date hereof, and both parties have agreed on such allocation shown on such Allocation Schedule. The Buyers and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, and if any Governmental Authorities challenges the Allocation Schedule, the Buyers and the Sellers shall inform each other within five (5) Business Days follow receipt of any such challenge.

Section 2.07. Non-Assignability of Assigned Contracts

(a) To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Buyers of any Assigned Contract is prohibited by any Law or would require any authorizations, approvals, consents or waivers (“Consent”) from any third party or Governmental Authorities and such Consents have not been obtained on or prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery of such Assigned Contract.

(b) The Sellers agree to use their reasonable best efforts to obtain or satisfy, at the earliest practicable date, all Consents to facilitate the full and expeditious transfer of the Assigned Contracts as of the Closing; provided however, that neither the Buyers nor the Sellers shall be required to pay any consideration therefor, nor shall the Sellers have any obligation to extend or renew any such Assigned Contract that may expire in accordance with its own terms. If any Consents in relation to the transfer or assignment of any Assigned Contract are not obtained and/or satisfied prior to the Closing, the Buyer Group will waive the requirement of completing the assignment of such Assigned Contracts at the Closing and, except for those Assigned Contracts as set forth in the Sohu New Era/Gamespace VIE Business Contracts Assignment Agreement, at the Sellers’ expense: (i) the Sellers shall continue to use their reasonable best efforts to obtain such Consents; (ii) the Sellers shall at the Closing enter into such arrangements as the Buyers may reasonably request in order to provide to the Buyers the benefit of any of the non-transferred Assigned Contracts, until such Contracts have been transferred to the Buyer Group; or (iii) the Sellers shall at the Closing, engage a Buyer Group Company as designated by the Buyers as subcontractor to the Sellers (to the extent subcontracting is permissible under the relevant Assigned Contracts) or, where subcontracting is not permissible, as agents for the Sellers, for consideration consisting of service fees equal to the aggregate amount payable to the Sellers by third parties under such Assigned Contracts, until such Contracts have been transferred to the Buyer Group or have expired in accordance with their own terms. Nothing herein shall be construed as an attempt to transfer any Assigned Contract which by its terms requires Consent to do so unless such Consent has been obtained.

(c) If the necessary Consent with respect to the assignment of the Assigned Contracts is obtained following the Closing, the Sellers shall immediately assign and transfer any such Assigned Contracts to the Buyer Group at no additional cost, and the Buyer Group shall thereupon assume all obligations and liabilities of the Sellers under any such Assigned Contract in accordance with the terms of this Agreement.

Section 2.08. Excluded IP Assets. In partial consideration for the Purchase Price payable by the Buyers hereunder, each of the Sellers hereby grants to, and shall procure each other Seller Group Company to grant to, each of the Buyers, effective as of the Closing, a perpetual, worldwide, royalty-free license (which license may be assigned, transferred or sublicensed to another Buyer Group Company) under the Excluded IP Assets (the “Excluded IP Assets License”) to use, copy, install, modify, print, distribute, publish, and sell the Excluded IP Assets solely as used in or reasonably necessary for the ownership of the Purchased Assets and the operation of the 17173 Business by the Buyer Group in substantially the same manner as conducted by the Seller Group as of the date hereof and as of the Closing Date (except as otherwise agreed upon by the parties hereto).

Section 2.09. 17173 SPA. Sohu Limited hereby agrees to assign, and Changyou hereby agrees to assume, effective upon the Closing, all the rights of Sohu Limited under the 17173 SPA and other agreements entered into in relation thereto, including without limitation, the right of first refusal set forth in Section 7.7 of the 17173 SPA.

ARTICLE III

CLOSING; DELIVERABLES UPON EXECUTION OF THIS AGREEMENT

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sohu located at Level 12, Sohu.com Internet Plaza, No.1 Unit Zhongguancun East Road, Haidian District, Beijing, People’s Republic of China, if all of the conditions to Closing set forth in Article VII are either satisfied or waived by the applicable Party (other than conditions which, by their nature, are to be satisfied on the Closing Date), on December 15, 2011, or such other date as the Buyers and Sellers shall agree upon orally or in writing (the “Closing Date”). Subject to the foregoing, the Closing shall be deemed effective on the Closing Date immediately prior to 12:00 a.m. on the day succeeding the Closing Date, local time in Beijing, PRC. For the avoidance of doubt, the Closing shall take place simultaneously with the closings under each of the other Transaction Documents, to the extent that such closings have not taken place by then.

Section 3.02. Deliverables upon Execution of this Agreement. Simultaneously with the execution of this Agreement:

(a) The following Transaction Documents will be duly executed and delivered by all applicable Buyers and Sellers: (i) the Sohu Limited/Changyou HK Share Purchase Agreement, (ii) the Sohu Internet/Gamespace VIE Domain Name Assignment Agreement, (iii) the Sohu Internet/Gamespace VIE Copyright Assignment Agreement, (iv) the Sohu New Era/Gamespace VIE Business Contracts Assignment Agreement, (v) the Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement, (vi) the Sohu New Media/Gamespace Asset Reorganization Agreement; and (vii) the Amended and Restated Non-Competition Agreement.

(b) The Sellers shall deliver to the Buyers (i) a good standing certificate in respect of Kylie, issued by the applicable Governmental Authorities of the British Virgin Islands and dated no earlier than fifteen (15) days prior to the date hereof, (ii) the other deliverables required to be delivered at the closing under the Sohu Limited/Changyou HK Share Purchase Agreement, and (iii) the deliverables required to be delivered under each other Transaction Documents on the date hereof, if any.

(c) Marsh Financial Advisory Services Limited, financial advisor to the Buyers, shall deliver (or shall have delivered previously) to the Buyers a “fairness opinion,” addressed to the Board of Directors of Changyou, to the effect that the transactions contemplated by this Agreement are fair to the Buyers and Changyou’s shareholders, in form and substance acceptable to the Audit Committee of the Board of Directors of Changyou and the Board of Directors of Changyou.

(d) American Appraisal, financial advisor to the Sellers, shall deliver (or shall have delivered previously) to the Sellers a “fairness opinion,” addressed to the Audit Committee of the Board of Directors of Sohu, to the effect that the transactions contemplated by this Agreement are fair to the Sellers and Sohu’s stockholders, in form and substance acceptable to the Audit Committee of the Board of Directors of Sohu and the Board of Directors of Sohu.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules which constitute part of the representations and warranties hereof, each of the Sellers hereby, jointly and severally, represents and warrants to the Buyers that the statements contained in this Article IV are true, correct, and not misleading as of the date hereof.

Section 4.01. Organization and Qualification of the Sellers. Sohu is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Sohu Limited is a company duly established, validly existing and in good standing under the Laws of the Cayman Islands. Sohu New Media is a company duly organized, validly existing and in good standing under the Laws of the PRC. Sohu Internet is a company duly organized, validly existing and in good standing under the Laws of the PRC. Sohu New Era is a company duly organized, validly existing and in good standing under the Laws of the PRC. No other Seller Group Companies other than Sohu Internet, Sohu New Era and Sohu New Media and Kylie carry on the 17173 Business or has any interests, right or title in the Purchased Assets. Each of Sohu Internet, Sohu New Era, Sohu New Media and Kylie has full corporate power and authority to carry on the 17173 Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Sellers are licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the 17173 Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02. Authority of the Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Buyers) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, (a) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, (a) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach, of any provision of any Law or Governmental Order applicable to such Seller, the 17173 Business or the Purchased Assets, except where the conflict, violation or breach would not, individually or in the aggregate, have a Material Adverse Effect; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the 17173 Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the creation or imposition of any Encumbrances other than Permitted Encumbrances upon any of the Purchased Assets or any assets or properties of such Seller. No Consent, approval, Permit or Governmental Order, declaration or filing with, or notice to any Governmental Authority is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under PRC law and such Consents, approvals, Permits, Governmental Orders, declarations, filings or notices, the failure to obtain which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04. Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the 17173 Business as at December 31 in each of the years 2009 and 2010 and the related statements of income for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the 17173 Business as at September 30, 2011 and the related statements of income for the nine month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to the Buyers. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the 17173 Business, have been prepared as if the structure of the 17173 Business as of the Closing Date had been in existence throughout the periods presented, and fairly present, in all material respects, the financial condition of the 17173 Business as of the respective dates they were prepared and the results of the operations of the 17173 Business for the periods indicated. The balance sheet of the 17173 Business as of September 30, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(a) To the Knowledge of the Sellers, the 17173 Business has no Liabilities except for (i) the Liabilities of the type not required under the GAAP to be disclosed on a balance sheet, (ii) the Liabilities set forth in the Balance Sheet that have not been satisfied since the Balance Sheet Date, and (iii) current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with its past practices and which do not exceed US$200,000 in the aggregate.

(b) All of the Inventory is valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. Section 4.04(b) of the Disclosure Schedules is an accurate summary of the Inventory as of the Balance Sheet Date (the “Inventory Summary”). To the Knowledge of the Sellers, except as disclosed on Section 4.04(b) of the Disclosure Schedules, all of the Inventory reflected in the Inventory Summary and all such Inventory acquired since the Balance Sheet Date consist of items of a quality and quantity useable and saleable in the ordinary course of business within a reasonable period of time at normal profit margins. To the Knowledge of the Sellers, except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) none of the Inventory (whether parts/raw materials, work-in-process or finished goods) reflected in the Inventory Summary and (ii) none of the Inventory acquired after the Balance Sheet Date is obsolete or otherwise not saleable within a twelve-month period (and to the extent obsolete or otherwise not saleable, has been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Sellers as of the Closing Date, as the case may be). To the Knowledge of the Sellers, all of the Inventory (whether parts/raw materials, work-in-process or finished goods) reflected in the Inventory Summary and all such Inventory acquired after the Balance Sheet Date are of such quality as to meet or exceed the internal standards of the 17173 Business and any applicable governmental quality control standards. To the Knowledge of the Sellers, the Inventory levels with respect to the 17173 Business are not excessive and have been maintained at the levels required for the operation of the 17173 Business as conducted prior to and as of the date hereof and as of the Closing.

(c) To the Knowledge of the Sellers, all of the Accounts Receivable represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts representing amounts receivable in respect of other bona-fide business transactions), have arisen from bona-fide transactions in the ordinary course of business, and are not subject to any defenses, counterclaims or offsets and have been billed and are due and fully collectible within the Sellers’ ordinary terms, which are reasonable and consistent with industry practices. To the Knowledge of the Sellers, no further goods or services are required to be provided in order to entitle the applicable Seller to collect in full in respect of any such Accounts Receivables. To the Knowledge of the Sellers, all such receivables are fully collectible, without any setoff, in the ordinary course of business (but in any event within ninety (90) days after the day on which it first becomes due and payable), except to the extent of a reserve reflected on the Financial Statements (which reserves are adequate and calculated consistent with past practice, and at Closing, will not represent a greater percentage of the Accounts Receivables than the reserve as of the Balance Sheet Date and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging), and none of such receivables represent intercompany or related party transactions. To the Knowledge of the Sellers, there are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any Accounts Receivable. None of the Accounts Receivables (i) has been due for more than sixty (60) days, (ii) to the Knowledge of the Sellers, is payable by an account debtor that is insolvent or bankrupt or (iii) has been pledged to any third party by any Seller. Section 4.04(c) of the Disclosure Schedules sets forth a complete and accurate list of all Accounts Receivable outstanding as of the Balance Sheet Date.

Section 4.05. Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Sellers (i) have operated the 17173 Business in the ordinary course consistent with past practice, (ii) used their reasonable best efforts to preserve the 17173 Business, (iii) collected receivables and paid payables and similar obligations in respect of the 17173 Business in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice or as set forth in Section 4.05 of the Disclosure Schedules, there has not been any:

(a) to the Knowledge of the Sellers, event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the 17173 Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the 17173 Business except for unsecured current obligations for trade payables and other Liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j) material capital expenditures which would constitute an Assumed Liability;

(k) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the 17173 Business;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of any applicable bankruptcy Law or consent to the filing of any bankruptcy petition against them under any similar Law;

(n) any commencement or settlement of any material Action; and

(o) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06. Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the 17173 Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property listed or otherwise disclosed in Section 4.09(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.10(c) and Section 4.10(e) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $500,000 and which, in each case, cannot be cancelled without penalty or with less than thirty (30) days’ notice;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all Contracts that involve the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; cooperation contracts with gaming companies or game operators, advertising contracts, and game publishing and agency contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or with less than thirty days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities);

(ix) all Contracts that limit or purport to limit the ability of any Seller or any Buyer Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all cooperation, joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all Contracts involving any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights;

(xiii) all powers of attorney with respect to the 17173 Business or any Purchased Asset;

(xiv) all Contracts among the Seller Group Companies;

(xv) all insurance policies, including the Assigned Insurance Policies; and

(xvi) all other Contracts that are material to the Purchased Assets or the operation of the 17173 Business.

(b) Except as disclosed in Section 4.06(b) of the Disclosure Schedules, each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect, and enforceable against the applicable Seller, and to the Knowledge of the Sellers, the other parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. None of the Sellers, and to the Knowledge of the Sellers, none of the counterparties to any Material Contract, is in breach of or default under any Material Contract in any material respect. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by any Seller or any counterparty under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyers.

(c) Section 4.06(c) of the Disclosure Schedules is an accurate and complete list of all Consents required for the assignment of the Assigned Contracts under this Agreement and other Transaction Documents.

Section 4.07. Title to Purchased Assets. The Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.07 of the Disclosure Schedules;

(b) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice relating to the obligations as to which there is no default on the part of any Seller and which are not, individually or in the aggregate, material to the 17173 Business or the Purchased Assets; and

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the 17173 Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable.

Section 4.08. Condition and Sufficiency of Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, the servers, information technology systems, infrastructure, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets have been maintained in accordance with normal industry practice, are structurally sound, are in good operating condition and repair, and are adequate and suitable for the uses to which they are being put, and none of such servers, information technology systems, infrastructure, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets, together with the Excluded IP Assets License, are sufficient for the continued conduct of the 17173 Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the 17173 Business as currently conducted.

Section 4.09. Real Property.

(a) The Sellers do not own any real property that is exclusively used in or necessary for the conduct of the 17173 Business as currently conducted.

(b) Section 4.09(b) of the Disclosure Schedules sets forth each parcel of real property leased by the Sellers and used in or necessary for the conduct of the 17173 Business as currently conducted (together with all rights, title and interest of the Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Sellers hold any Leased Real Property (collectively, the “Leases”). The Sellers have delivered to the Buyers a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, constitutes the entire agreement with respect to the property demised thereunder, and the Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii) none of the Sellers is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Sellers have paid all rent due and payable under such Lease. To the Knowledge of the Sellers, none of the landlord in respect of the Leases are in breach or default under such Leases;

(iii) none of the Sellers has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Sellers under any of the Leases;

(iv) none of the Sellers has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) none of the Sellers has pledged, mortgaged or otherwise granted an Encumbrance on their leasehold interest in any Leased Real Property.

(c) None of the Sellers has received any written notice of (i) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the 17173 Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property reasonably necessary to conduct the 17173 Business as currently conducted.

Section 4.10. Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that, to the Knowledge of the Sellers, are used for the conduct of the 17173 Business as currently conducted and (iii) the owners of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Sellers have provided the Buyers with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, the Sellers own exclusively all right, title and interest in and to the Intellectual Property Assets, and to the Knowledge of the Sellers, free and clear of Encumbrances. To the Knowledge of the Sellers, all Intellectual Property Assets are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto have been satisfied. None of the Sellers, nor, to the Knowledge of the Sellers, any of their employees, officers or directors has taken any actions or failed to take any actions that would cause any of the Intellectual Property Assets to be invalid, unenforceable or not subsisting. No Intellectual Property Asset is subject to any proceeding or outstanding Governmental Order that restricts in any manner the use, transfer or licensing thereof, or may affect the validity, use or enforceability of any Intellectual Property Assets.

(c) Section 4.10(c) of the Disclosure Schedules lists all Intellectual Property Licenses. The Sellers have provided the Buyers with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between the applicable Sellers and the other parties thereto.

(d) There are no Actions pending or, to the Sellers’ Knowledge, threatened against any Seller Group Company, alleging that (i) the operation of the 17173 Business as currently conducted or (ii) the use of the Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property License infringes, misappropriates or violates, any Intellectual Property of any Person. The use by the Sellers of the Intellectual Property Assets does not constitute any misappropriation, violation or, to the Knowledge of the Sellers, infringement of any Intellectual Property of any other Person.

(e) Section 4.10(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Sellers grant rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. The Sellers have provided the Buyers with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Sellers and the other parties thereto. To the Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets or any Intellectual Property with respect to which any Seller has obtained an exclusive license under any Intellectual Property License. Except as set forth on Section 4.10(e) of the Disclosure Schedules, no Seller has assigned, transferred, licensed, pledged, or otherwise encumbered any portion of the Intellectual Property Assets or has entered into any agreement to do so. The Sellers have the right and power to transfer the applicable Intellectual Property Assets to the Buyers in accordance with the Transaction Documents, and to grant the Excluded IP Assets License to the Buyers pursuant to Section 2.08 hereof.

(f) The Intellectual Property Assets (excluding the Excluded IP Assets) (together with Sellers’ rights under the Intellectual Property Licenses) to be transferred to the Buyers on the date hereof and at the Closing, and the Excluded IP Assets License to be granted to the Buyers at the Closing, constitute in aggregate all of the Intellectual Property necessary to conduct the 17173 Business as currently conducted and are sufficient for the continued conduct of the 17173 Business after the Closing in substantially the same manner as conducted prior to the Closing.

(g) No employee or former employee or, to the Knowledge of the Sellers, any consultant or contractor of any Seller Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property Assets. Each employee and former employee, and, to the Knowledge of the Sellers, each consultant and contractor of any Seller Group Company who is or was involved in, or who has contributed to, the creation or development of any Intellectual Property Assets has executed and delivered an agreement in substantially the form of Sohu’s standard employee/contractor nondisclosure and invention assignment agreement.

(h) The Seller Group has taken reasonable security measures in compliance with industry standard to protect the secrecy, confidentiality and value of all the trade secrets and confidential and proprietary information included in the Intellectual Property Assets.

Section 4.11. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ Knowledge, threatened against or by the Seller Group Companies (a) relating to or affecting the 17173 Business, the Purchased Assets or the Assumed Liabilities in any material respect; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the 17173 Business or the Purchased Assets. The Sellers are in compliance with the terms of each Governmental Order set forth in Section 4.11(b) of the Disclosure Schedules. To the Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.12. Compliance With Laws; Permits.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, to the Knowledge of the Sellers the Seller Group has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the 17173 Business as currently conducted or the ownership and use of the Purchased Assets.

(b) To the Knowledge of the Sellers, all Permits required for the Sellers to conduct the 17173 Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Sellers and are valid and in full force and effect. To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Permits.

Section 4.13. Employment Matters.

(a) Section 4.13(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the 17173 Business as of the date hereof (collectively, the “Personnel”). A true and complete list of the names of the Personnel and their respective titles, current compensation rates and service commencement dates has been provided by the Sellers to the chief financial officer of Changyou. Except as set forth in Section 4.13(a) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses due and payable to the Personnel or any third party for services performed by the Personnel on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any compensation, commissions or bonuses payable to the Personnel. To the Knowledge of the Sellers, the Sellers have complied in all material respects with all applicable Laws related to labor or employment of the Personnel.

(b) Section 4.13(b) of the Disclosure Schedules contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by the Sellers or under which the Seller Group has any Liability or under which any Personnel has any present or future right to benefits. Except as set forth in Section 4.13(b) of the Disclosure Schedules, none of the benefits offered to the Personnel under such Benefit Plan, including without limitation, the equity incentive awards granted by Sohu, will be terminated or adversely affected by or in connection with the transactions contemplated hereby. A true and complete copy of each of the Benefit Plans listed in Section 4.13(b) of the Disclosure Schedules has been delivered to the Buyers. To the Knowledge of the Sellers, no Liability has been or is expected to be incurred by any Buyer Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement listed in Section 4.13(b) of the Disclosure Schedules. To the Knowledge of the Sellers, each of the Benefit Plans listed in Section 4.13(b) of the Disclosure Schedules is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made by the Seller Group. To the Knowledge of the Sellers, each Seller is in compliance in all material respects with all applicable Laws relating to such Seller’s provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions to the Personnel required under applicable Laws as of the date hereof.

(c) There is no pending or, to the Knowledge of the Sellers, threatened, strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Seller. No Seller is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d) To the Knowledge of the Sellers, each Key Employee is currently devoting all of his or her business time to the conduct of the 17173 Business, and no Key Employee is subject to any covenant restricting him/her from working for any Buyer Group Company or Seller Group Company. To the Knowledge of the Sellers, no Key Employee is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, any Buyer Group Company or Seller Group Company. No Seller Group Company has received any notice alleging that any such violation has occurred. Except as otherwise disclosed in Section 4.13(d) of the Disclosure Schedules, no Key Employee or any group of employees of any Seller Group Company engaging in the 17173 Business has given any notice of an intent to terminate their employment with the applicable Seller Group Company.

Section 4.14. Taxes.

Except as set forth in Section 4.14 of the Disclosure Schedules:

(a) All Tax Returns with respect to the 17173 Business required to be filed by the Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Sellers (whether or not shown on any Tax Return) with respect to the 17173 Business have been, or will be, timely paid.

(b) All Tax Returns required to have been filed by Kylie have been timely filed and each such Tax Return is complete and accurate in all respects. All Taxes due and payable by Kylie (whether or not shown on any Tax Return) have been timely paid.

(c) The Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Sellers.

(e) All deficiencies asserted, or assessments made, against the Sellers as a result of any examinations by any taxing authority have been fully paid.

(f) None of the Sellers is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of the Sellers, threatened Actions by any taxing authority.

(g) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h) No issue has been raised by written inquiry of any Governmental Authority given to any Seller, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the 17173 Business in any tax period (or portion thereof) ending after the Closing Date.

(i) Neither Kylie nor any of the Sellers have executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority, or have been subject to any ruling or guidance specific to Kylie or the applicable Seller, that would be binding on any Buyer for any tax period (or portion thereof) ending after the Closing Date.

Section 4.15. Kylie

(a) Kylie is a company duly established, validly existing and in good standing under the Laws of the British Islands. Section 4.15 of the Disclosure Schedules sets forth each jurisdiction in which Kylie is licensed or qualified to do business, and Kylie is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the applicable Purchased Assets or the operation of the 17173 Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Sohu Limited is the sole legal and beneficial owner of Kylie, owning one ordinary share of Kylie (the “Kylie Share”) representing 100% of the outstanding share capital of Kylie, free of all Encumbrances (except for any restrictions on transfer imposed by applicable Laws). Except for the Kylie Share held by Sohu Limited, there are no and at the Closing there will be no other authorized or outstanding Equity Securities of Kylie. Sohu Limited has sole and absolute authority to transfer the Kylie Share to Changyou pursuant to this Agreement and the Sohu Limited/Changyou Share Purchase Agreement. Sohu Limited will not be entitled to the payment of any dividends or other distribution from Kylie after the Closing. The transfer of the Kylie Share at the Closing will not be subject to any preemptive rights, consent rights, rights of first refusal or any other rights of third parties.

(c) Except for the ownership of the domain names set forth in Section 4.l5(c) of the Disclosure Schedules, Kylie has not engaged in any business or operations since its incorporation and does not have as of the date hereof, and will not have as of the Closing, any employees or other assets. Kylie has good, valid and marketable title to the domain names set forth in Section 4.15(c) of the Disclosure Schedules, free of any Encumbrances, and is entitled to transfer such domain names to any Buyer Group Company free of any Encumbrances. Kylie is not a party to any Contract except for the Transaction Documents to which it is a party and a letter of authorization dated March 29, 2009 pursuant to which Kylie authorized Sohu Internet to use the 17173.com domain name and which will be terminated pursuant to Section 6.14, and does not have any Liabilities except for administrative fees and expenses required to maintain its corporate existence in the British Virgin Islands which are not material. Kylie has been formed and operated in compliance with applicable Laws. There is no Action pending or, to the Knowledge of the Sellers, threatened, against Kylie.

Section 4.16. Related Party Interest

Except as set forth in Section 4.16 of the Disclosure Schedules, no Affiliates of the Sellers or Persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended from time to time, has any interest in any Purchased Assets or the transactions contemplated hereunder. or has entered into any transaction with the Sellers in relation to the 17173 Business, other than those arising in the course of ordinary course of business and on arms-length terms.

Section 4.17. Insurance. Section 4.17 of the Disclosure Schedules sets forth the insurance policies and bonds maintained by the Sellers in respect of the Purchased Assets, as well as the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount, any applicable deductible, and all material claims made thereunder in the past three (3) years. All such policies and bonds are in full force and effect. None of the Sellers is in breach or default of any such policies or bonds, and no written notice of cancellation or termination has been received with respect to any such policy or bond. To the Knowledge of the Sellers, no event or condition relating to the 17173 Business or the Purchased Assets, has occurred that, in and of itself, is reasonably likely, after the date of this Agreement, to result in a material upward adjustment in premiums under any insurance policies maintained by the Sellers.

Section 4.18. Brokers. Except as set forth in Section 4.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Sellers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers hereby, jointly and severally, represents and warrants to the Sellers that the statements contained in this Article V are true, correct, and not misleading as of the date hereof.

Section 5.01. Organization of the Buyers. Changyou is a company duly established, validly existing and in good standing under the Laws of the Cayman Islands. Gamespace is a company duly organized, validly existing and in good standing under the Laws of the PRC. Gamespace VIE is a company duly organized, validly existing and in good standing under the Laws of the PRC.

Section 5.02. Authority of the Buyers. Each Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and any other Transaction Document to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms, (a) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When each other Transaction Document to which each Buyer is or will be a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer enforceable against it in accordance with its terms, (a) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 5.03. Conflicts; Consents.  The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer in any material respects, except where the conflict, violation or breach would not, individually or in the aggregate, have a Material Adverse Effect; or (c) except for the Consents required from relevant Governmental Authorities in respect of the assignment of the Intellectual Property Rights hereunder, require the Consent by, notice to or other action by any Person under any Contract to which such Buyer is a party, except where the failure to obtain such consent, or to give notice to, or to procure such action would not, individually or in the aggregate, have a Material Adverse Effect. No Permit or Governmental Order of any Governmental Authority is required by or with respect to any Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyers.

Section 5.05. Sufficiency of Funds. The Buyers have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06. Legal Proceedings. There are no Actions pending or, to the Buyers’ knowledge after due inquiry, threatened against or by the Buyers or any Affiliate of the Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Buyers’ knowledge after due inquiry, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of 17173 Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyers (which consent shall not be unreasonably withheld or delayed), the Sellers shall (a) conduct the 17173 Business in the ordinary course of business consistent with past practice; (b) maintain the Purchased Assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (c) use reasonable best efforts to maintain and preserve intact the current 17173 Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of Sellers’ employees, customers, lenders, suppliers, regulators, users and others having relationships with the 17173 Business, and (d) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent as set forth under Section 7.01 to be satisfied. From the date hereof until the Closing, the Sellers shall not, and shall not permit any of the other Seller Group Companies to, without the prior written consent of the Buyers:

(i) allow the levels of raw materials, supplies or other materials included in the Inventory to vary materially from the levels customarily maintained;

(ii) enter into, renew, extend, materially amend or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(iii) except to the extent required by Law or by any Assigned Contract in existence as of the date hereof as listed on the Disclosure Schedules or the Benefit Plans, (A) increase the compensation or benefits of any of the Personnel except in the ordinary course of business; or (B) enter into any material compensation or benefit plan, program, policy, arrangement or agreement with any Personnel;

(iv) waive, release, assign, settle or compromise any Action in respect of the 17173 Business or the Purchased Assets, other than in the ordinary course of business but provided that the Sellers first consult with the Buyers prior to any such waiver, release, assignment, settlement or compromise;

(v) take any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in Article VII not being satisfied or materially delaying the satisfaction of such conditions;

(vi) implement or adopt any material change in its Tax or financial accounting principles, practices or methods for the 17173 Business, other than as required by GAAP, applicable Law or regulatory guidelines;

(vii) make any acquisition related to the 17173 Business (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person, or make any loan, advance, capital contribution to, or investment in, any other Person with a value in excess of $500,000 individually or $1,000,000 in the aggregate, except purchases of inventory, components or, property, plant or equipment (including engineering development equipment) related to the 17173 Business in the ordinary course of business;

(viii) dispose of, or create any Encumbrances on any Purchased Assets (other than the Permitted Encumbrances);

(ix) fail to pay any premiums due and payable for the Assigned Insurance Policies and/or fail to use reasonable best efforts to keep the Assigned Insurance Policies in full force and effect; or

(x) agree to take, make any commitment to take, or adopt any resolutions of their respective Boards of Directors in support of, any of the actions prohibited by this Section 6.01.

Section 6.02. Access to Information. From the date hereof until the Closing, the Sellers shall (a) afford the Buyers and their Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the 17173 Business; (b) furnish the Buyers and their Representatives with such financial, operating and other data and information related to the 17173 Business as the Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of the Sellers to cooperate with the Buyers in their investigation of the 17173 Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the 17173 Business or any other businesses of the Sellers. No investigation by the Buyers or other information received by the Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement.

Section 6.03. Notice of Certain Events. From the date hereof until the Closing, the Sellers shall promptly notify the Buyers in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the 17173 Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.04. Employees and Employee Benefits.

(a) Effective as of the Closing, the Sellers (i) shall assign to the designated Buyer Group Company all labor dispatching agreements with all applicable Employment Dispatch Agencies with respect to the employment of all Personnel who are actively at work as of the Closing Date, (ii) shall cause each such Employment Dispatch Agency to enter into an addendum to its employment agreement with each of the Personnel pursuant to which such agency shall dispatch such Personnel to provide services at such designated Buyer Group Company as its contract employees effective as of the Closing, (iii) shall terminate all noncompetition, non-solicitation, confidentiality and inventions assignment agreements with such Personnel, and (iv) shall use reasonable best efforts to cause such Personnel to enter into employment and the noncompetition, non-solicitation, confidentiality and inventions assignment agreement with the designated Buyer Group Company in the form attached hereto as Exhibit H. For the purposes of this Agreement, the designated Buyer Group Company shall mean (i) Gamespace, in respect of the transfer of all Personnel (except for those in the sales and marketing division of the 17173 Business and those engaged in the 17173 Business in relation to www.37wanwan.com), (ii) Gamespace VIE, in respect of the transfer of the Personnel engaged in the 17173 Business in relation to www.37wanwan.com, and the Personnel in the sales and marketing division of the 17173 Business. Effective as of the Closing, Sohu New Era shall terminate the employment agreement, and the noncompetition, non-solicitation, confidentiality and inventions assignment agreement with all Personnel who are actively at work as of the Closing Date and shall use reasonable best efforts to cause such Personnel to enter into employment and the noncompetition, non-solicitation, confidentiality and inventions assignment agreement with Gamespace VIE in the form attached hereto as Exhibit H.

(b) The Sellers shall be solely responsible, and the Buyers shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the 17173 Business or any Employment Dispatch Agencies in connection with the employment of such individuals, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, Social Insurance, pension or profit sharing benefits for any period relating to service with the Sellers at any time on or prior to December 31, 2011 and the Sellers shall pay all such amounts to all entitled persons prior to the Closing; provided, however, that any bonus amount for fiscal year 2011 for any of the Personnel transferred to the Buyer Group Companies shall be paid by the Sellers pursuant to their normal payroll practices. All Personnel who are transferred by the Sellers to the applicable Buyer Group Company in accordance with this Section 6.04 will be given credit (the “Severance Credit Liabilities”) by such Buyer Group Company for the period during which such Personnel are providing services to the Sellers directly or through the Employment Dispatch Agency for purposes of determining eligibility and calculation of any severance pay required to be paid by such Buyer Group Company in the event of termination of employment of such Personnel by such Buyer Group Company under applicable PRC law, as if such Personnel had been employed by such Buyer Group Company during such period.

(c) The Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits, or unpaid Social Insurance brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the 17173 Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to December 31, 2011. The Sellers shall remain solely responsible for compliance with the Benefit Plans as set forth in Section 4.13(b) of the Disclose Schedule and for the satisfaction of any Liabilities thereunder, and shall continue to comply with such Benefit Plans and honor all benefits and awards granted to the Personnel thereunder, with respect to periods on or prior to December 31, 2011. Without limitation of the foregoing, the Sellers agree and acknowledge that all the equity incentive awards granted by Sohu to the Personnel shall continue to be valid and in effect following the Closing in accordance with their terms, and the vesting thereof shall not be adversely affected by the transactions contemplated hereunder. The Sellers also shall remain solely responsible for (i) any severance payments payable to Employment Dispatch Agencies or Personnel in connection with the transfer of the Personnel as contemplated under this Section 6.04(a), if any, and (ii) all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the 17173 Business which relate to events occurring on or prior to December 31, 2011. The Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) The Buyers acknowledge and agree that each of the Personnel who is dispatched by the Employment Dispatch Agency to the applicable Buyer Group Company in connection with the transactions contemplated by this Agreement will be eligible to receive salary and benefits from such Buyer Group Company no less favorable than those provided to such Personnel by the Sellers immediately prior to the Closing.

Section 6.05. Confidentiality. From the date hereof and on and after the Closing, the Sellers and the Buyers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the 17173 Business and the transactions contemplated by this Agreement and the other Transaction Documents, except for such information which the disclosing party can prove (a) is generally available to and known by the public through no fault of the disclosing party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the disclosing party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the disclosing party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the disclosing party shall promptly notify the other parties in writing and shall disclose only that portion of such information which the disclosing party, is advised by its counsel in writing is legally required to be disclosed.

Section 6.06. Government Approvals; Consents.

(a) Each party hereto shall, as promptly as possible after the date hereof, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all Permits from all Governmental Authorities that may be or become necessary for such party’s execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents (including without limitation, the transfer and assignment of Intellectual Property Assets). Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such Permits. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such Permits.

(b) The Sellers shall use reasonable best efforts to give all notices to, and obtain all Consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules and Section 4.06(c) of the Disclosure Schedules. The Buyers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.03 hereof.

(c) The Sellers, on one hand, and the Buyers, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Sellers or the Buyers, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Authorities with respect to such transactions. The Sellers on one hand, and the Buyers on the other hand, shall permit each other reasonable opportunity to review in advance, and consider in good faith the views of each other in connection with, any proposed written communication to any Governmental Authorities or applicable third parties.

Section 6.07. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, the Buyers shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Sellers; and (ii) upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Buyers after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Sellers shall: (i) retain the books and records (including personnel files) of the Sellers which relate to the 17173 Business and their operations for periods prior to the Closing which are not delivered to the Buyers; and (ii) upon reasonable notice, afford the Buyers’ Representatives reasonable access (including the right to make, at the Buyers’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither the Buyers nor the Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08. Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10. Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyers.

Section 6.11. Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due by the party who is responsible for such Taxes and fees under applicable Law. Each of the Sellers and/or Buyers, as the case may be, shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other parties hereto shall cooperate with respect thereto as necessary).

(b) The Sellers shall, within the time prescribed by applicable Law, prepare and file all Tax Returns required to be filed by them in any applicable jurisdiction in connection with the transactions contemplated by this Agreement, including but not limited to all agreements, reports, communications, explanations, documents, reports or other information and Tax Returns as described in Circular 698.

Section 6.12. Payment from Third Parties.

In the event that, after the Closing, either Party receives any payments or other funds from third parties (including without limitation, any payables from third parties under the Assigned Contracts) which should have been due and payable to the other Party pursuant to the terms set forth in Section 2 hereof or otherwise, then the Party receiving such funds shall promptly forward such funds to such other Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Document.

Section 6.13. Introduction of Customers.

(a) The Sellers shall use reasonable best efforts to help the Buyer Group establish a business relationship with all customers and suppliers of the 17173 Business by (i) disclosing all existing and prospective customers of the 17173 Business (including without limitation, advertisement customers and game companies seeking cooperation and revenue sharing) known to the Sellers to the Buyer Group, and (ii) taking all reasonable actions as requested by the Buyer Group to facilitate the establishment of a business relationship between the Buyer Group and such customers.

(b) In respect of the advertisement contracts as set forth on Schedule 6.13(b) attached hereto (each, an “Advertisement Contract”), Sohu Media shall use reasonable best efforts to procure the counterparty to each such Advertisement Contract to agree, on or prior to the Closing Date, to terminate such Advertisement Contract with Sohu New Media, effective as of January 1, 2012, and to enter into an advertisement contract directly with Gamespace VIE on terms and conditions similar to such Advertisement Contract, effective as of January 1, 2012.

Section 6.14. Further Assurances; Transition Services. Each of the parties hereto shall, and shall cause their respective Affiliates to, comply with the Transaction Documents, execute and deliver such additional documents, instruments, conveyances and assurances, provide such transition services or take such actions to ensure the smooth transition of the 17173 Business pursuant to Schedule 6.14, and take such further actions as may be reasonably required by the Buyer Group to carry out the provisions hereof, give effect to the transactions contemplated by this Agreement and the other Transaction Documents, and ensure the continued conduct and operation of the 17173 Business after the Closing in substantially the same manner as conducted and operated prior to the Closing.

Section 6.15. Unregistered Trademarks. With respect to the “37wanwan” and “上去玩玩” trademarks (the “Unregistered Trademarks”) used by certain of the Sohu Group Companies, Sohu on behalf of itself and the other Sohu Group Companies, covenants and agrees that none of the Sohu Group Companies will (i) on or after the Closing Date, use, or following the date hereof, assign, transfer, license, or file any application for registration of any of the Unregistered Trademarks or any word(s) or symbol(s) that are confusingly similar to the Unregistered Trademarks or derive from the Unregistered Trademarks (whether in the English or Chinese languages or as a transliteration thereof) as trademarks, enterprise names, trade names or domain names in any business or product in any jurisdiction around the world, or (ii) following the date hereof, file or maintain, or cause, encourage, promote or authorize the filing or maintenance, in any court or before any administrative agency of any jurisdiction or any other tribunal, of any charge, claim or action of any kind, nature or character whatsoever, known or unknown, suspected or unsuspected, which any of the Sohu Group Companies, including Sohu Internet, may have in the future against any of the Buyer Group Companies alleging infringement of any intellectual property rights in the Unregistered Trademarks as a result of any Buyer Group Company’s use of the Unregistered Trademarks. Sohu, on behalf of itself and the other Sohu Group Companies, covenants and agrees to, at the Buyers’ expenses, provide prompt assistance as reasonably requested by the Buyers in connection with (x) the filing of any application for registration by the Buyers of any of the Unregistered Trademarks or any word(s) or symbol(s) that are similar to the Unregistered Trademarks, (y) the defense by the Buyers against any infringement claims brought by third parties in relation to the use of the Unregistered Trademarks, and (z) enforcement against any third parties for infringement of any intellectual property rights in the Unregistered Trademarks.

Section 6.16. Registered Trademarks. Promptly after the date hereof, the Buyers will file with relevant Governmental Authorities of the PRC applications for registration of change of ownership of the trademarks identified on Schedule 2.01(a)(ii) hereto as being assigned by Sohu New Era to Gamespace VIE pursuant to the Sohu New Era/Gamespace VIE Registered Trademark Assignment Agreement, and the Sellers will provide to the Buyer Group, at the cost of the Buyer Group, such assistance as is reasonably requested by the Buyer Group in connection with such filing, it being acknowledged by the Buyer Group that evidence of the filing of such applications from such relevant Governmental Authorities may not be received, and such registrations of change of ownership may not take effect, until after the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyers’ waiver, prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Sellers contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true, correct and not misleading at and as of the Closing in all material respects as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time).

(b) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to the Closing.

(c) All corporate proceedings required on the part of the Sellers in respect of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been duly completed with evidence reasonably satisfactory to the Buyers.

(d) No injunction or restraining order which restrains or prohibits any transaction contemplated hereby shall have been issued by any Governmental Authority to any Seller, and be in effect.

(e) All Consents that are listed on Section 4.03 of the Disclosure Schedules, except for Consents with respect to any Assigned Contracts, shall have been received and shall remain in effect, and executed counterparts thereof shall have been delivered to the Buyers prior to the Closing. For avoidance of doubt, the Sellers shall use their reasonable best efforts to obtain or satisfy, at the earliest practicable date, all Consents necessary to facilitate the full and expeditious transfer of the Assigned Contracts as of the Closing; and if any Consent with respect to any Assigned Contract has not been obtained as of the Closing Date, the Sellers shall take such actions and enter into such arrangements with the Buyers as are contemplated by Section 2.07 of this Agreement.

(f) There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) All conditions precedents to the closings under the Transaction Documents required on the part of the Sellers shall have been satisfied or waived by the applicable Buyer.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the Sellers shall have delivered to the Buyers written evidence, in form satisfactory to the Buyers in their sole discretion, of the release of such Encumbrances; and all Purchased Assets are in good operating conditions and repair.

(i) The Buyers shall have received (i) certificates, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Sections 7.01(a), 7.01(b), 7.01(d), 7.01(e), 7.01(f) and 7.01(g) have been satisfied (the “Seller Closing Certificates”).

(j) The Buyers shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and/or shareholders of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) The applicable Seller, the applicable designated Buyer Group Company and each of the Employment Dispatch Agencies shall have entered into an assignment agreement pursuant to which such Seller assigns to such designated Buyer Group Company, and each of such designated Buyer Group Company and such Employment Dispatch Agency acknowledges and agrees to such assignment of, the labor dispatching agreement between such Seller and such Employment Dispatch Agency with respect to the employment of all Personnel who are actively at work with such Seller as of the Closing Date. At least 80% of the Key Employees shall have been transferred, through the applicable Employment Dispatch Agencies, from the Sellers to the applicable Buyer Group Company as of the Closing Date pursuant to Section 6.04 of this Agreement, and shall have terminated the noncompetition, non-solicitation, confidential and inventions assignment agreement with the Sellers and entered into a noncompetition, non-solicitation, confidentiality, and inventions assignment agreement with such Buyer Group Company in the form attached hereto as Exhibit H.

(l) The Buyers shall have received an opinion from Broad & Bright, PRC counsel to the Sellers, dated as of the Closing, in form and substance attached hereto as Exhibit I.

(m) The Sellers shall have delivered to the Buyers such other documents or instruments as the Buyers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Buyers contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true, correct and not misleading at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time).

(b) The Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to the Closing.

(c) All corporate proceedings required on the part of the Buyer Group in respect of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been duly completed with evidence reasonably satisfactory to the Sellers.

(d) No injunction or restraining order which restrains or prohibits any material transaction contemplated hereby shall have been issued by any Governmental Authority to any Buyer Group Company, and be in effect.

(e) The Buyer shall have delivered the Purchase Price specified in Section 2.05 of this Agreement by wire transfer of immediately available funds to a bank account specified by the Company.

(f) All conditions precedents to the closings under the Transaction Documents required on the part of the Buyers shall have been satisfied or waived by the applicable Seller.

(g) The Sellers shall have received certificates, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.02(a), 7.02(b), 7.02(d), and 7.02(f) (except for such conditions which are subject to satisfaction of the Sellers) have been satisfied (the “Buyer Closing Certificates”).

(h) The Sellers shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) The Buyers shall have delivered to the Sellers such other documents or instruments as the Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the 18th month anniversary of the Closing; provided, that the representations and warranties in Section 4.01 (Organization and Qualification of the Sellers), Section 4.02 (Authority of the Sellers), Section 4.03(a) (No Conflicts; Consents), Section 4.07 (Title to Purchased Assets), Section 4.15 (Kylie), Section 4.18 (Brokers), Section 5.01 (Organization of the Buyers), Section 5.02 (Authority of the Buyers), Section 5.03(a) (No Conflicts; Consents) and Section 5.04 (Brokers) shall survive indefinitely, the representations and warranties in Section 4.14 (Taxes) shall survive for the full period of all applicable statutes of limitations plus sixty (60) days, and the representations and warranties contained in Section 4.03 (No Conflicts; Consents) (other than Section 4.03(a)), and the representations and warranties contained in Section 5.03 (No Conflicts; Consents) (other than Section 5.03(a)), shall survive until the three-year anniversary of the Closing. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02. Indemnification By the Sellers. Subject to the other terms and conditions of this Article VIII, the Sellers, jointly and severally, shall indemnify and defend each of Buyers and their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to the Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Sellers pursuant to the Transaction Documents;

(c) any Excluded Liability;

(d) any Liabilities of the Sellers and Kylie in relation to the 17173 Business or the Purchased Assets or the Excluded IP Assets License (other than the Assumed Liabilities) which the Buyers are obligated, by operation of law or otherwise, to assume, to the extent such Liabilities in aggregate exceed US$200,000; or

(e) the Intellectual Property Assets (excluding the Excluded IP Assets) (together with Sellers’ rights under the Intellectual Property Licenses) transferred to the Buyers on the date hereof and at the Closing, and the Excluded IP Assets License granted to the Buyers at the Closing, being insufficient for the continued conduct of the 17173 Business after the Closing in substantially the same manner as conducted prior to the Closing;

(f) Taxes of or imposed on Kylie for any Pre-Closing Tax Period; or

(g) Taxes of any Person (including the Sellers, its stockholders or any Affiliate of the Sellers) imposed with respect to the transfer of the Purchased Assets as a result of the application of Circular 698.

Section 8.03. Indemnification By the Buyers. Subject to the other terms and conditions of this Article VIII, the Buyers, jointly and severally, shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyers pursuant to the Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Buyers pursuant to the Transaction Documents; or

(c) any Assumed Liability.

Section 8.04. Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualification of the Sellers), Section 4.02 (Authority of the Sellers), Section 4.03 (No Conflicts; Consents), Section 4.07 (Title to Purchased Assets), the last sentence of Section 4.08 (Condition and Sufficiency of Assets), Section 4.14 (Taxes), Section 4.15 (Kylie), Section 4.18 (Brokers) (collectively, the “Buyer Deductible Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Deductible Exclusions) exceeds 0.5% of the Purchase Price (the “Deductible”), in which event the Sellers shall be required to pay or be liable for all such Losses that exceed the Deductible up to an aggregate amount equal to 25% of the Purchase Price (the “Indemnity Cap”).

(b) The Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 (Organization of the Buyers), Section 5.02 (Authority of the Buyers), Section 5.03 (No Conflicts; Consents) and Section 5.04 (Brokers) (collectively, the “Seller Deductible Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Deductible Exclusions) exceeds the Deductible, in which event the Buyers shall be required to pay or be liable for all such Losses that exceed the Deductible up to an aggregate amount equal to the Indemnity Cap.

Section 8.05. Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and the Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or reputational damages or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be counted as Losses hereunder.

Section 8.06. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law, in which case such payments shall be made in an amount sufficient to indemnity the Indemnified Party on an after-Tax basis.

Section 8.08. Exclusive Remedies. Except for claims for specific performance and injunctive relief pursuant to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, including without limitation, specific performance and/or injunctive relief, or to seek any remedy on account of any Person’s fraudulent or willful misconduct.

ARTICLE IX

TERMINATION

Section 9.01. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and the Buyers;

(b) by the Buyers by written notice to the Sellers if:

(i) the Buyers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Sellers within ten (10) days of the Sellers’ receipt of written notice of such breach from the Buyers; or

(ii) any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 15, 2011 unless such failure shall be due to the failure of the Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing;

(c) by the Sellers by written notice to the Buyers if:

(i) the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Buyers within ten (10) days of the Buyers’ receipt of written notice of such breach from the Sellers; or

(ii) any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 15, 2011, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d) by the Buyers or the Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, (i) this Agreement and each other Transaction Document shall forthwith become void except that this Article IX, Section 2.05(b), Section 6.05 and Article X shall continue to be in effect following such termination, and (ii) there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 2.05(b), and Section 6.05 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized express courier (receipt requested); or (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers (or Kylie prior to the Closing):

Sohu.com Inc.

Level 12, Sohu.com Internet Plaza

No.1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Facsimile: 86-1062726588

E-mail: carol@sohu-inc.com

Attention: Carol Yu, Co-President and Chief Financial Officer

with a copy to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Facsimile: 617-574-4112 E-mail: tbancroft@goulstonstorrs.com Attention: Timothy B. Bancroft, Esq.

If to the Buyers (or Kylie after to the Closing):

Changyou.com Limited

East Tower, Jing Yan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

Facsimile: +86-10-6886-0852

E-mail: alex@cyou-inc.com

Attention: Alex Ho, Chief Financial Officer

with a copy to:

O’Melveny & Myers, LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave., Chao Yang District

Beijing 100022

People’s Republic of China

Facsimile: +86-10-6563-4201

E-mail: droberts@omm.com

Attention: David J. Roberts, Esq.

Section 10.03. Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or omission between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law and Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) Each of the parties hereto irrevocably agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the Hong Kong S.A.R. under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when the Notice of Arbitration is submitted in accordance with the Arbitration Rules. There shall be one (1) arbitrator, selected in accordance with the Arbitration Rules. The award of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses.

(c) In the event of two or more arbitrations having been commenced under this Agreement, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal, which will have the jurisdiction to resolve all disputes forming part of the consolidation order, if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

Section 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE SELLERS

SOHU.COM INC.

By:
Name: Carol Yu
Title: Chief Financial Officer

SOHU.COM LIMITED

By:
Name: Carol Yu
Title: Director

BEIJING SOHU NEW MEDIA INFORMATION TECHNOLOGY CO., LTD.

By:
Name: Charles Zhang
Title: Legal Representative

BEIJING SOHU NEW ERA INFORMATION TECHNOLOGY CO., LTD.

By:
Name: Charles Zhang
Title: Legal Representative

BEIJING SOHU INTERNET INFORMATION SERVICE CO., LTD.

By:
Name: Charles Zhang
Title: Legal Representative

THE BUYERS

CHANGYOU.COM LIMITED

By:
Name: Wang Tao
Title: Director

CHANGYOU.COM HK LIMITED

By:
Name: Wang Tao
Title: Director

BEIJING CHANGYOU GAMESPACE SOFTWARE TECHNOLOGY CO., LTD.

By:
Name: Wang Tao
Title: Legal Representative

BEIJING GUANYOU GAMESPACE DIGITAL TECHNOLOGY CO., LTD.

By:
Name: Wang Tao
Title: Legal Representative